Media	Investors
Brad Bishop	Paul Blair	James T. Crines
574-372-4291	574-371-8042	574-372-4264
bradley.bishop@zimmer.com	paul.blair@zimmer.com	james.crines@zimmer.com
Zimmer Holdings Names Betsy Bernard to Board of Directors
(WARSAW, IN) January 12, 2009—Zimmer Holdings, Inc. (NYSE and SWX: ZMH) announced today that Betsy J. Bernard, a retired AT&T Corporation executive, has been appointed to its Board of Directors. Ms. Bernard currently also serves on the boards of three other publicly traded companies.
“Betsy Bernard established an excellent record over 30 years of leading large, consumer-facing organizations in competitive, highly regulated markets,” said John L. McGoldrick, Chairman of the Board of Directors. “We are delighted that she is joining the Zimmer board and will bring her skills and insights to bear on the business of Zimmer.”
Since retiring from AT&T in 2003, Ms. Bernard has focused on her work with a number of corporate boards and on civic activities. At AT&T, she served as President, AT&T Business, a $26 billion division with more than four million customers. She also served as Executive Vice President and Chief Executive Officer, AT&T Consumer, among other leadership positions.
In addition to her AT&T experience, Ms. Bernard also served in senior executive roles at Qwest Communications International, US West Corporation and Pacific Bell, where she served as President and Chief Executive Officer of Pacific Telesis. She is a frequent speaker on women’s leadership issues and served on the board of the International Women’s Forum. Ms. Bernard holds a Bachelor of Science degree from St. Lawrence University, an MBA from Farleigh Dickinson University and a Master of Science degree in Management from Stanford University.

About the Company
Founded in 1927 and headquartered in Warsaw, Indiana, Zimmer is a worldwide leader in designing, developing, manufacturing and marketing orthopaedic reconstructive, spinal and trauma devices, dental implants, and related surgical products. Zimmer has operations in more than 25 countries around the world and sells products in more than 100 countries. Zimmer’s 2007 sales were approximately $3.9 billion. The Company is supported by the efforts of more than 8,500 employees worldwide.
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For more information about Zimmer, visit www.zimmer.com
Zimmer Safe Harbor Statement
This press release contains forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 based on current expectations, estimates, forecasts and projections about the orthopaedics industry, management’s beliefs and assumptions made by management. Forward-looking statements may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “assumes,” “guides,” “targets,” “forecasts,” and “seeks” or the negative of such terms or other variations on such terms or comparable terminology. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially. For a list and description of such risks and uncertainties, see our periodic reports filed with the U.S. Securities and Exchange Commission. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be set forth in our periodic reports. Readers of this document are cautioned not to place undue reliance on these forward-looking statements, since, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. This cautionary statement is applicable to all forward-looking statements contained in this document.